                                                                  EXHIBIT 99.1


       GLYKO BIOMEDICAL LTD. SCHEDULES SPECIAL MEETING OF SHAREHOLDERS TO
         APPROVE PLAN OF ARRANGEMENT WITH BIOMARIN PHARMACEUTICAL INC.

TORONTO, April 2, 2002 - Glyko Biomedical Ltd. (TSE:GBL) announces that a special meeting of its shareholders will be held on May 31, 2002 at 10:00 a.m. local time at the offices of Blake, Cassels & Graydon LLP, Commerce Court West, 199 Bay Street, Suite 2300, Toronto, Ontario. The purpose of the special meeting is to approve the plan of arrangement and continuance contemplated by the previously announced agreement among Glyko Biomedical, BioMarin Pharmaceutical Inc. (a 21.7% owned affiliate of Glyko Biomedical), and BioMarin Acquisition (Nova Scotia) Company (a wholly-owned subsidiary of BioMarin Pharmaceutical Inc.), pursuant to which all of the issued and outstanding shares of Glyko Biomedical will be indirectly acquired by BioMarin Pharmaceutical.

The record date for the determination of the holders of Glyko Biomedical common shares entitled to receive notice of the special meeting will be as of the close of business on April 26, 2002. Glyko Biomedical will in due course mail a circular to its shareholders containing information about Glyko Biomedical, BioMarin Pharmaceutical, the plan of arrangement, the continuance and other related matters. Investors and shareholders are urged to read the circular carefully.

Safe Harbour

The risks associated with Glyko Biomedical's business are discussed in Glyko Biomedical's Annual Report on Form 10-K for the year ended December 31, 2001. You are encouraged to read this information carefully.

This release contains both historical and forward-looking statements about the expectations, beliefs, plans, intentions and strategies of Glyko Biomedical. The ability of Glyko Biomedical to achieve its planned business objectives involves many risks and uncertainties that could cause actual outcomes and results to differ materially. In particular, while Glyko Biomedical has executed a definitive agreement regarding its acquisition by BioMarin Pharmaceutical, there is no assurance that the transaction will be completed. If the parties do not receive the necessary regulatory or shareholder approvals or fail to satisfy conditions for closing, the transaction will terminate. Forward-looking statements relating to expectations about future events or results are based upon information available to Glyko Biomedical as of today's date. Glyko Biomedical does not assume any obligation to update any of these statements, and these statements are not guarantees of Glyko Biomedical.

About Glyko Biomedical

Glyko Biomedical's principal asset is its 21.7% ownership of BioMarin's outstanding capital stock. BioMarin develops enzyme therapies to treat serious, life-threatening diseases and conditions. BioMarin leverages its expertise in enzyme biology to develop product candidates for the treatment of genetic diseases, including MPS I, MPS VI, MPS IVA and PKU, as well as other critical care situations such as cardiovascular surgery and serious burns.

Additional Information and Where to Find It

Glyko Biomedical files annual and quarterly financial statements, annual reports, annual information forms and other documents and information with the Canadian Securities Administrators in Canada and with the Securities and Exchange Commission in the United States. Glyko Biomedical's filings with the Canadian Securities Administrators are available to the public on the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Administrators at www.sedar.com.

Copies of the circular will also be available to the public at this website (in due course). In addition, the circular will also be available free of charge from the Secretary of Glyko Biomedical at 199 Bay Street, Suite 2800, Toronto, Ontario, Canada M5L 1A9. You may read and copy any reports, statements or other information filed with the SEC by Glyko Biomedical at the SEC Public Reference Rooms at 450 Fifth Street NW, Washington, DC 20549 or at any of the SEC's other public reference rooms. Shareholders should read the circular carefully before making a decision concerning the arrangement.

FOR FURTHER INFORMATION

     PLEASE CONTACT: Joerg Gruber, Chairman, Glyko Biomedical Ltd.,
     44.20.7349.3100 or John Kolada, Director and Secretary, Glyko Biomedical Ltd., (416) 863-2400